Exhibit 99.1

TRIDENT MICROSYSTEMS ACKNOWLEDGES RECEIPT OF DIRECTOR NOMINATION NOTICE
FROM SPENCER CAPITAL OPPORTUNITY FUND
Santa Clara, California, June 17, 2009, Trident Microsystems, Inc. (NASDAQ: TRID) announced today that it has received from Spencer Capital Opportunity Fund, LP a notice of nomination of two candidates for election at the 2009 annual meeting of Trident stockholders. The notice states that it is also submitted on behalf of a committee. Spencer Capital states in the notice that it holds 1,000 shares of Trident common stock, and that it and the other members of such committee do not hold any other shares or interests in Trident.
Glen Antle, Chairman of Trident’s Board of Directors, commented:
“The Board of Directors and our Nominating and Corporate Governance Committee are evaluating the nomination notice. We welcome the views of our stockholders, however, to date, Spencer Capital has not communicated with us regarding any concerns they may have. Our current seven directors, six of whom have been appointed in the last three years, are working to advance the interests of all stockholders, consistent with their fiduciary duty. The Board, working closely with management, will continue to treat the building of long-term stockholder value of Trident’s business as our priority.”
Trident noted that its stockholders are not being asked to grant any proxies or take any action at this time with respect to the election of directors or any other matter that may be submitted for a stockholder vote. Trident expects to hold its annual meeting in November 2009, and will announce the scheduled date of the annual meeting after it has been set.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Santa Clara, California, designs, develops and markets integrated circuits, or ICs, and associated software for digital media applications, such as digital televisions and LCD televisions. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.
NOTE: Trident is a registered trademark of Trident Microsystems, Inc., HiDTV™, DPTV™, SVP™ WX, SVP™ UX, SVP™ PXP and SVP™ CX are trademarks of Trident Microsystems, Inc. All other company and product names are trademarks and/or registered trademarks of their respective owners. Features, pricing, availability and specifications are subject to change without notice.
For More Information
The Blueshirt Group for Trident Microsystems
Suzanne Craig / Maria Riley
Tel: +1-415-217-7722
Email: Suzanne@blueshirtgroup.com or maria@blueshirtgroup.com
Web site: http://www.tridentmicro.com
TRID-IR
Mark Harnett
Amy Bilbija
Mackenzie Partners, Inc.
Tel: +1-212-929-5500